Exhibit 10.4

Scholastic Corporation
Directors’ Deferred Compensation Plan
(Amended and Restated on September 23, 2008)

Article 1. Introduction.

     1.1 Establishment. Scholastic Corporation, a Delaware corporation (the “Company”) established the Scholastic Corporation 1995 Directors’ Deferred Compensation Plan (the “Plan”) effective as of October 1, 1995 (the “Effective Date”). The Company has amended the Plan from time to time since its adoption. The plan was last amended and restated effective as of January 1, 2005 pursuant to which the Plan was renamed the “Scholastic Corporation Directors’ Deferred Compensation Plan.”

     1.2 Purpose. The primary purpose of the Plan is to provide Directors of the Company with the opportunity to voluntarily defer all or a portion of their Compensation, subject to the terms of the Plan. By adopting the Plan, the Company desires to enhance its ability to attract and retain Directors of outstanding competence. All capitalized terms not defined herein shall have the meanings set forth in Article 2 of the Plan.

     1.3 Restatement. The Company hereby amends and restates the Plan to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended effective January 1, 2005.

     1.4 Effect of Restatement; Plan Bifurcation. Deferrals made under the Plan on and after January 1, 2005 shall be made in accordance with, and shall be governed by, the terms and conditions of the plan document as set forth herein. Deferrals made under the Plan prior to January 1, 2005 and all earnings thereon shall be governed by the terms and conditions of the Plan as in effect on December 31, 2004. The Plan, as in effect immediately prior to January 1, 2005 shall be known and referred to as the “Grandfathered Plan.”

     1.5 Section 409A of the Code. This Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any payment or benefit hereunder is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in this Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void.

Article 2. Definitions

     Whenever used herein, the following terms shall have the meanings set forth below, and, when the defined meaning is intended, the term is capitalized:

(a)	“Board” or “Board of Directors” means the Board of Directors of the Company.

(b)	“Chairperson Fees” means fees paid by the Company to a Director, in cash, for serving as Chairperson of a Board Committee during the relevant Plan Year and which is exclusive of any Retainer or Meetings Fees earned during such Plan Year.

(c)	“Change in Control” of the Company means, and shall be deemed to have occurred upon, any of the following events:

(i) a “change in ownership of the Company” which means the date that any one person, or more than one person acting as a group (as defined below), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, that, if any one person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company (or to cause a “change in the effective control” (as

Exhibit 10.4

defined in subsection (ii) below). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.

(ii)	a “change in effective control of the Company,” which means the date that either: (A) any one person, or more than one person acting as a group (as defined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company; or (B) a majority of members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(iii)	a “a change in the ownership of a substantial portion of the Company’s assets,” which means the date that any one person, or more than one person acting as a group (as defined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, a Change of Control shall not occur when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided

Exhibit 10.4

in this paragraph (iii). A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to:

(a)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(b)	An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company; or

(c)	A person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(d)	An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (c).

Persons will not be considered to be acting as a group solely because they purchase or own stock or purchase assets of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with the corporation. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

Notwithstanding the foregoing, an event shall not be considered to be a “Change of Control” for payment purposes if, for purposes of Section 409A of the Code, such event would not be considered to be a “Change in Control Event” under Section 409A of the Code and regulations issued thereunder by the Secretary of the Treasury.

(d)	“Code” means the Internal Revenue Code of 1986, as amended. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

(e)	“Company” means Scholastic Corporation, a Delaware corporation.

(f)	“Compensation” means the Retainer, Meeting Fees and, if applicable, Chair- person Fees payable to a Participant by the Company for services performed as a Director during a Plan Year. In no event, however, shall amounts paid in the form of Company stock or stock options qualify as Compensation eligible for deferral under the Plan.

(g)	“Director” means each member of the Board of Directors of the Company who receives a Retainer and Meeting Fees for service on the Board of Directors and who is not an employee of the Company.

Exhibit 10.4

(h)	“Disability” means the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that may result in death and, in any case, is expected to continue for a period of not less than 12 months.

(i)	“Effective Date” means the date the Plan became effective, as set forth in Section 1.1 herein.

(j)	“Grandfathered Plan” means the terms and provisions of the Plan in effect immediately prior to the Restatement Effective Date.

(k)	“Meeting Fees” means fees paid by the Company to a Director, in cash, for attendance at Board and various Board committee meetings during the relevant Plan Year, and which is exclusive of any Retainer or Chairperson Fees earned during such Plan Year. For the purposes of the Plan, “Meeting Fees” shall not include any fees paid or payable in Company stock or stock options.

(l)	“Participant” means any Director who is actively participating in the Plan.

(m)	“Plan” means the Scholastic Corporation Directors’ Deferred Compensation Plan.

(n)	“Plan Administrator” means the executive(s) appointed by the Board pursuant to Section 3.1 hereof to administer certain provisions of the Plan as set forth herein and shall initially be the Vice President of Human Resources of Scholastic Inc.

(o)	“Plan Year” means the fiscal year of the Company beginning on June 1st and ending on May 31st .

(p)	“Restatement Effective Date” means January 1, 2005.

(q)	“Retainer” means the annual cash retainer paid by the Company and earned by a Director during the relevant Plan Year with respect to the Director’s service on the Board, and which is exclusive of Meeting Fees or Chairperson Fees earned during such Plan Year. For purposes of the Plan, “Retainer” shall not include any retainer paid or payable in Company stock or stock options.

(r)	“Transition Relief” means the extended time period permitted by Q&A-21 of Notice 2005-1 issued by the Internal Revenue Service in which a valid deferral election could be made with respect to compensation to be earned in, or during a portion of, calendar year 2005.

Article 3. Administration

     3.1 Administration of the Plan. The Plan shall be administered by, and in the sole and absolute discretion of, the Board. Subject to the provisions set forth herein, the Board shall take such actions as are required or permitted to be taken by it hereunder and shall have full and complete discretionary authority to interpret the Plan, to determine the rights of each Director and the eligibility of a Director to participate in the Plan, the amount of benefits payable to a Director

Exhibit 10.4

and the terms and conditions of each Director’s participation in the Plan; to construe and interpret the Plan and any agreement or instrument entered into under the Plan, including any unclear, uncertain or disputed terms thereof; to establish, amend, waive or rescind rules and regulations for the Plan’s administration; to amend (subject to the provisions of Article 9 herein) the terms and conditions of the Plan and any agreement or instrument entered into under the Plan and to make all other determinations which may be necessary or advisable for the administration of the Plan. The Board may employ accountants and counsel and other persons to assist or render advice to it, all at the expense of the Company.

     Subject to the terms of the Plan, the Board may delegate any or all of its authority granted under the Plan to an executive or executives of the Company. The executive or executives to whom the Board has delegated authority to administer the Plan shall be the Plan Administrator.

     3.2 Decisions Binding. All determinations and decisions of the Board or the Plan Administrator, as applicable, as to any disputed question or any other issue arising under the Plan, including questions of construction and interpretation, shall be final, conclusive, and binding on all parties.

     3.3 Indemnification. Each person who is or shall have been a member of the Board, each person who is or shall have been the Plan Administrator and each executive to whom authority is or has been delegated by the Board pursuant to the Section 3.1, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party, or in which he or she may be involved by reason of any action taken or failure to act under the Plan. The Company shall, subject to the requirements and limitations of Delaware law, pay such loss, cost, liability or expense imposed on or incurred by such person promptly upon demand by him or her, whether or not he or she has actually advanced such amount prior thereto.

     The Company shall also indemnify each such person who is or shall have been a member of the Board, each such person who is or shall have been the Plan Administrator and each executive to whom authority is or has been delegated by the Board pursuant to Section 3.1, against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.

     The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 4. Eligibility and Participation

     4.1 Eligibility. Each person who was a Director of the Company immediately prior to the Restatement Effective Date shall be eligible to participate in the Plan on and after the

Exhibit 10.4

Restatement Effective Date. Each other person who becomes a member of the Board of Directors on or after the Restatement Effective Date shall be eligible to participate in the Plan.

     4.2 Inactive Participant. In the event a Participant no longer meets the requirements for eligibility to participate in the Plan, such Participant shall become an inactive Participant retaining all of the rights described under the Plan, except the right to make any further deferrals hereunder. In the event a Director shall cease to serve as a member of the Board of Directors but shall be designated as a Director Emeritus, such Director shall be deemed to have ceased to serve as a Director for purposes of this Plan.

     4.3 Participation. The Plan Administrator shall notify a Director as soon as practicable after he or she first becomes eligible to participate in the Plan. At such time, the Plan Administrator shall provide such Director with an Election to Defer Form which shall be submitted by the Director as provided in Sections 5.2 hereof. Except as otherwise provided in Section 4.4 below, a Director, once notified of eligibility to participate in the Plan, shall be entitled to make deferrals with respect to each subsequent Plan Year by submitting an Election to Defer Form to the Plan Administrator in the time and manner provided in Section 5.2.

     4.4 Partial Plan Year Participation. In the event a Director first becomes eligible to participate in the Plan after the beginning of a Plan Year, the Committee may, in its discretion, allow such Director to complete an Election to Defer Form within thirty (30) days after the date the Director first becomes eligible to participate, in which case the deferral election shall be valid and applicable for the Plan Year then in progress; provided that such deferral election will only be effective if the Director does not participate at the time of the election in any other “nonqualified deferred compensation plans” (as defined in Section 409A of the Code) maintained by the Company and its subsidiaries that together with the Plan are treated as a single plan under the regulations issued under Section 409A of the Code. An Election to Defer Form submitted pursuant to this Section 4.3 shall apply only to Compensation earned subsequent to the date on which a valid Election to Defer Form is received by the Board from the Participant.

     4.5 Special Deferral Election for 2005 Plan Year. Each Director who was a participant in the Grandfathered Plan immediately prior to the Restatement Effective Date shall be eligible to participate in the Plan on and after the Restatement Effective Date provided the Director makes an election, on or before March 15, 2005 pursuant to the Transition Relief, to defer Compensation under the Plan with respect to the Plan Year beginning on June 1, 2005.

Article 5. Deferral Opportunity

     5.1 Amount Which May Be Deferred. A Participant may elect to defer fifty percent (50%) or one hundred percent (100%) of his or her aggregate Compensation in any Plan Year.

     5.2 Deferral Election. A Participant may make an election to defer Compensation under the Plan with respect to a Plan Year provided he or she makes such election prior to December 31 of the calendar year preceding such Plan Year or not later than thirty (30) calendar days after the date the Director initially became eligible to participate in the Plan(subject to satisfaction of the terms of Section 4.4), as applicable. All deferral elections shall be irrevocable and shall be made on an Election to Defer Form, as described herein, which shall specify, with regard to the applicable Plan Year, the following: (i) the percentage of Compensation which the Participant elects to defer and (ii) the deferral period, as described in Section 5.4 below. A deferral election must be submitted to the Plan

Exhibit 10.4

Administrator on a timely basis in order to be given effect. Once a Participant has submitted an Election to Defer Form, the Participant may only revoke or change the deferral election if he or she notifies the Plan Administrator in writing of the revocation or change prior to December 31 of the calendar year preceding the Plan Year for which the revocation or change is to be effective. All amounts deferred under the Plan for a particular Plan Year shall be paid to the Participant (or Beneficiary) in a single sum cash payment.

     5.3 Length of Deferral. Except as otherwise provided herein or in the Election to Defer Form, each deferral hereunder and earnings thereon shall be maintained in deferred status until the later of: (a) the expiration of the deferral period (which may not exceed 15 years) specified by the Director in the Election to Defer Form or (b) termination of the Director’s service for any reason other than death or Disability. Notwithstanding the foregoing provisions, in the event of the termination of the Director’s service due to Disability or death, payments of all deferred amounts plus earnings thereon shall be made to the Director (or his or her Beneficiary) within 90 days following such Director’s termination of service.

     5.4 Change in Deferral Period. A Participant may elect to extend the deferral period and thereby defer payment of the deferred amount plus earnings thereon provided that the Participant’s subsequent deferral election: (i) may not be effective until 12 months after the date the subsequent election is made; (ii) the subsequent election must be made at least 12 months prior to the date the payment would otherwise be made; (iii) the payment is delayed by at least five years from the original payment date under Section 5.3 (or any subsequent election); and (iv) the original deferral period together with any subsequent deferral period does not provide for the deferral of any Compensation for more 15 years after the date the Compensation would have been paid to the Director in the absence of an deferral election under the Plan.

     5.5 Payments of Deferred Amounts. Each Participant shall receive payment of the deferred amounts, together with earnings accrued thereon, pursuant to Section 6.2, at the end of the applicable deferral period or termination of service, as determined under Section 5.3. Each payment for a particular Plan Year shall be made in cash, in a single sum payment, on the date specified for payment as determined under Section 5.3 (or within 90 days thereafter in the case of payment on account of termination of service).

     Notwithstanding the foregoing, any unpaid deferred amounts and accumulated earnings thereon shall be paid to the Participant in the event that, at any time prior to full payment of such deferred amounts and earnings thereon, a Change in Control of the Company occurs. In such event, payments of all deferred amounts plus earnings thereon shall be made to all Participants in single sum cash payments within 90 days after the effective date of the Change in Control, as applicable.

     5.6 Unforeseeable Emergency. If a Participant suffers an unforeseen emergency, as defined herein, the Board, in its sole discretion, may pay to the Participant, within 90 days of a determination by the Board of an unforeseen emergency, only that portion, if any, of his or her account that the Board determines is necessary to satisfy the emergency need, including any amounts necessary to pay any federal, state or local income taxes reasonably anticipated to result from the distribution. A Participant requesting an emergency payment shall apply for the payment in writing in a form approved by the Plan Administrator and shall provide such additional information as the Plan Administrator may require. For purposes of this paragraph, “unforeseen emergency” means a severe financial

Exhibit 10.4

hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, [the Participant’s spouse or beneficiary] or of a dependent (as described in Section 152 of the Code, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances constituting an unforeseeable emergency shall depend on the facts of each case, but, in any event, shall not be made to the extent that such emergency is or may be relieved: (a) through liquidation or compensation by insurance or otherwise, (b) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (c) by cessation of deferrals under an account balance plan (as such term is defined in Treasury Regulation Section 1.409A -1(c)) maintained by the Participant’s current employer.

     In addition to the requirements set forth in clauses (a), (b), and (c) above, as a precondition to an unforeseen emergency, a Participant must have obtained all distributions, other than hardship distributions of salary reduction contributions under a cash-or-deferred arrangement maintained by any employer pursuant to a plan qualified under Section 401(a) of the Code which contains a cash-or-deferred arrangement and other than in-service withdrawals resulting in a forfeiture, currently available under all plans maintained by any employer.

Article 6. Deferred Compensation Accounts

     6.1 Participants’ Accounts. The Company shall establish and maintain an individual bookkeeping account for deferrals made by each Participant, and earnings thereon, under Article 5 herein. Each account shall be credited as of the date the amount deferred otherwise would have become due and payable to the Participant. The term “account” and other measures representing the value of a Director’s deferrals under the Plan are bookkeeping entries only and shall not constitute property of any kind or any interest in the Company or specific assets thereof.

     6.2 Earnings on Deferred Amounts. Compensation deferred under the Plan shall accrue interest on a quarterly basis at a rate equal to the 30-year Treasury Bill rate of interest in effect as of the first business day of each calendar quarter (or, if such rate is not available, interest shall accrue at a rate determined by Scholastic to be equivalent to the investment yield of a 30-year Treasury Bill for such period). Each Participant’s deferred compensation account shall be credited on the last day of each calendar quarter until all deferrals have been paid, with interest computed on the average balance in the account during such quarter. Interest earned on deferred amounts shall be paid out to Participants at the same time and in the same manner as the underlying deferred amounts.

     6.3 Charges Against Accounts. There shall be charged against each Participant’s deferred compensation account any payments made to the Participant or to his or her beneficiary.

Article 7. Beneficiary Designation

     Each Participant shall designate a beneficiary or beneficiaries who, upon the Participant’s death, will receive the amounts that otherwise would have been paid to the Participant under the Plan. All designations shall be signed by the Participant, and shall be in such form as prescribed

Exhibit 10.4

by the Board. Each designation shall be effective as of the date delivered to a Company employee so designated by the Board.

     Participants may change their designations of beneficiary on such form as prescribed by the Board. The payment of amounts deferred under the Plan shall be in accordance with the last unrevoked written designation of beneficiary that has been signed by the Participant and delivered by the Participant to the designated employee prior to the Participant’s death.

     In the event that all the beneficiaries named by a Participant pursuant to this Article 7 predecease the Participant, the deferred amounts that would have been paid to the Participant or the Participant’s beneficiaries under the Plan shall be paid to the Participant’s estate.

     In the event a Participant does not designate a beneficiary, or for any reason such designation is ineffective, in whole or in part, the amounts that otherwise would have been paid to the Participant or the Participant’s beneficiaries under the Plan shall be paid to the Participant’s estate.

Article 8. Rights of Participants

     8.1 Contractual Obligation. The Plan shall create a contractual obligation on the part of the Company to make payments from the Participants’ accounts when due. Payment of account balances shall be made out of the general funds of the Company.

     8.2 Unfunded Plan. The Plan constitutes an unfunded, unsecured promise of the Company to make payments in the future of the amounts deferred under the Plan and is intended to constitute a nonqualified deferred compensation plan which is unfunded for tax purposes and for the purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create, or be construed to create, a trust of any kind, a fiduciary relationship between the Company and any Director or any other person. No special or separate fund shall be established or other segregation of assets made to assure payment of deferred amounts hereunder. No Director or any other person shall have any preferred claim on, or beneficial ownership interest in, any assets of the Company prior to the time that deferred amounts are paid to the Director as provided herein. The rights of a Director to receive benefits from the Company shall be no greater than any general unsecured creditor of the Company.

     8.3 Service as a Director. Neither the establishment of the Plan, nor any action taken hereunder, shall in any way obligate (i) the Company to nominate a Director for reelection or to continue to retain a Director; or (ii) a Director to agree to be nominated for reelection or to continue to serve on the Board.

Article 9. Amendment and Termination

     The Company hereby reserves the right to amend, modify, or terminate the Plan at any time by action of the Board. No such amendment or termination shall in any material manner adversely affect any Participant’s rights to deferred amounts or interest earned thereon, without the consent of the Participant.

Exhibit 10.4

Article 10. Miscellaneous

     10.1 Notice. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the Plan Administrator with a copy to sent to the Corporate Secretary of the Company. Such notice, if mailed, shall be addressed to the principal executive offices of the Company. Notice mailed to a Participant shall be at such address as is given in the records of the Company. Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

     10.2 Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

     10.3 Nontransferability. Participants’ rights to deferred amounts, contributions, and investment return earned thereon under the Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In no event shall the Company make any payment under the Plan to any assignee or creditor of a Participant.

     10.4 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     10.5 Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Company.

     10.6 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

     10.7 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule, subject to preemption by ERISA.